Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-111799, 333-158571, 333-191442, 333-201755 and 333-237635) on Form S-8 of SYNNEX Corporation, of our report dated April 16, 2021 with respect to the consolidated financial statements of Tiger Parent (AP) Corporation and subsidiaries which are comprised of the consolidated balance sheets as of January 31, 2021 (Successor) and January 31, 2020 (Predecessor), and the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows from July 1, 2020 to January 31, 2021 (Successor), and February 1, 2020 to June 30, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019 (Predecessor) appearing in the SYNNEX Corporation Definitive Proxy Statement on Schedule 14A filed on June 9, 2021 incorporated by reference in this Current Report on Form 8-K of SYNNEX Corporation.

/s/ Ernst & Young LLP

Tampa, Florida

September 2, 2021